EXHIBIT 10.5

Description of USVI Relocation Program of Ocwen Mortgage Servicing, Inc.
(as amended on March 31, 2014)
In order to enable Ocwen Financial Corporation (the “Company”) to recruit top talent and incentivize key personnel to relocate, the Company offers a relocation package to individuals at the director level and above relocating to the United States Virgin Islands (“USVI”) to work for Ocwen Mortgage Servicing, Inc. (“OMS”).
The USVI relocation program includes relocation benefits such as moving expenses, home sale support, a housing allowance for up to five years, payment of children’s school tuition fees, payment of “home leave” travel for return trips to the continental United States and tax gross ups on certain taxable benefits, in each case subject to certain limits and exceptions.
In addition, upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States.
In addition to the benefits and payments described above, in the event a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year and six months’ base salary thereafter.